Consent of Independent Accountants




The Shareholders and Board of Directors
The Arbitrage Fund.:

We consent to the use of our report incorporated herein by reference and the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/ KPMF LLP
Chicago, Illinois
September 26, 2001